Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Apple Inc. pertaining to the Topsy Labs, Inc. 2007 Stock Plan, of our reports dated October 29, 2013 with respect to the consolidated financial statements of Apple Inc. and the effectiveness of internal control over financial reporting of Apple Inc. included in its Annual Report (Form 10-K) for the year ended September 28, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

January 28, 2014